UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2023
U.S. NeuroSurgical Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26575	52-1842411
(State of other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2400 Research Blvd, Suite 325 Rockville, Maryland	20850
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:
(301) 208-8998

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

U.S. NeuroSurgical Holdings, Inc. (“USNU” or the “Company”), entered into a Share Exchange Agreement dated as of November 27, 2023 (the “Share Exchange Agreement”) with the holders of minority interests in U.S. NeuroSurgical, Inc. (“USN”), which resulted in making USN a wholly-owned subsidiary of the Company.  Prior to the exchange, the Company owned 85% of USN.  Under the terms of the Share Exchange Agreement, the former minority holders of USN (the “Minority Holders”) received an aggregate of 1,392,739 newly-issued shares of USNU common stock, representing 15% of the Company’s outstanding common stock after the giving effect to the issuance.

As a part of its agreement to acquire Elite Health Plan, Inc., a California corporation (“Elite Health”) in October 2021, the Company agreed with the former Elite Health shareholders that if there is no trading market for the shares of USN after six months from the closing of the transaction, such holders may request that the Company take steps that would give such holders access to the public trading market, which could be accomplished at the Company’s election through an exchange of such holders’ shares for USNU shares.  The Minority Holders have made such request, and the Company has determined that it is in its best interests to provide the Minority Holders with access to the public markets though an exchange of shares as provided under the Share Exchange Agreement.  As a result of the transaction, there are outstanding as of November 27, 2023, 9,284,924 shares of USNU common stock.

The above description of the Share Exchange Agreement does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Share Exchange Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 8.01	Other Events.

As previously disclosed and referred to in Item 1.01 of this Form 8-K, Elite Health was acquired by USN, the Company’s operating subsidiary, in October 2021, in exchange for an equity interest in USN that constituted 15% of USN after the transaction.  (Pursuant to the transaction described in Item 1.01, Elite Health is now wholly-owned by the Company through USN.)  Elite Health was formed in 2017 with the purpose of establishing a managed care organization that will operate as a Medicare Advantage plan for seniors.  Medicare Advantage plans are regulated and reimbursed by the federal government and licensed by the state or states within which they operate.  Our plan is for Elite Health to initially operate in Neveda and then in the California counties of San Bernadino, Los Angeles, and Orange.  Each of these states and markets has a growing number of Medicare eligible seniors.  In time, our plan is for Elite Health to identify and operate in other suitable markets beyond Nevada and California.  Because of the collective experience of its founders and affiliates as physicians, software executives, and health plan administrators, we believe that Elite Health will be positioned to bring a comprehensive and cost-effective solution to eligible seniors in these markets.

Elite Health will need to apply for a license in each state that it intends to operate.  We have commenced the process for establishing a Medicare Advantage plan in Nevada, which could be the first state in which we operate due to the relatively long time frame necessary to complete the licensing process in California.  With respect to California, we are in the process of applying for a Knox Keene license which would enable Elite Health to operate a Medicare Advantage plan in that state.  However, there can be no assurance that the Company and Elite Health will be able to secure a license and or establish operations in Neveda, California or other states.  While the licensing applications are in process, Elite Health has taken preliminary steps toward identifying a network of providers who are well-versed in the healthcare needs of seniors in the communities in which they practice.  Elite Health founders and affiliates also have considerable experience with healthcare record based software and the proposed will endeavor to utilize the latest advances in information systems, including AI and data analytics, in its processes to enhance each patient experience and control medical costs.

The Company and Elite Health understand that the keys to success with a managed care organization are delivering comprehensive patient care and containing costs.  In addition to developing a plan to obtain and maintain necessary approvals and licenses, gaining access to a competent network of providers and enrolling a critical level of subscribers, it will be necessary for the plan to provide high quality patient care efficiently and cost effectively.  There can be no assurance that the Company and Elite Health will be effective in doing so.

Until its first plan is licensed and established, Elite Health will have no revenues.  Therefore, Elite Health will be required to raise capital to support licensing activity for its proposed Medicare Advantage plans and continue to establish its network of providers for its plans.  There can be no assurance that sources of such capital will be available to the Company or, if available, will be able to be obtained under acceptable terms.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description of Exhibit

2.1	Share Exchange Agreement, dated as of November 27, 2023, between U.S. NeuroSurgical Holdings, Inc. and certain shareholders of U.S. NeuroSurgical, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 28, 2023

U.S. NeuroSurgical Holdings, Inc.

	By:	/s/ Alan Gold
	Name:	Alan Gold
	Title:	President